Exhibit 10.1

AMENDMENT TO THE
1999 ALLIED FASHION, INC. STOCK OPTION PLAN
(AS PREVIOUSLY AMENDED AND RESTATED EFFECTIVE 6-17-04)

THIS AMENDMENT (this “Amendment”) to the 1999 Allied Fashion, Inc. Stock Option Plan, as previously amended and restated effective as of June 17, 2004 (the “Plan”), is made this 15th day of August, 2006.

The Board of Directors of Citi Trends, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to amend the Plan to permit the exercise price of stock options granted under the Plan to be satisfied through net share settlements.

The Plan is hereby amended by deleting the first paragraph of Section 11(d) of the Plan and replacing it with the following:

“A holder may exercise an option by giving written notice thereof prior to the option’s expiration date to the Secretary of the Company at the principal executive offices of the Company, accompanied by the full purchase price for the Shares.  A holder may pay the purchase price in cash or cash equivalents by delivery of Shares, by a combination of Shares and cash, or by such other means, including net settlement arrangements, as may be approved by the Committee from time to time.”

Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

CITI TRENDS, INC.

By:	/s/ Thomas W. Stoltz